UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2013

Blue Sun Media, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-171891	27-3436055
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9/F, Kam Chung Commercial Building, 19 – 21 Hennessy Road, Wanchai, Hong Kong
(address of principal executive offices) (zip code)

(852)3111-7718
(registrant’s telephone number, including area code)

349 W. Pine Street, Suite 4D, Central Point, OR 97502
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01    CHANGES IN CONTROL OF REGISTRANT

On June 25, 2013, Elise Travertini (“Travertini”), a majority shareholder of Blue Sun Media, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with sixteen investors (the “Purchasers”), pursuant to which Travertini sold to the Purchasers his 9,000,000 shares of common stock, par value $.0001 per share of the Company (the “Majority Interests”) for the consideration in the aggregate amount of $263,167.

As a result of the closing of the above transaction, the Purchasers now aggregately own approximately 88.235% of the total outstanding shares of the Company’s Common Stock on a fully-diluted basis as of the date of this Report. The Company, after the closing of the Purchase Agreement, intends to change its corporate name to “Apple Green Holding, Inc.”

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In connection with Purchase Agreement, on June 25, 2013, Elise Travertini, the Company’s President and sole director of the Board of Directors (the “Board”) resigned from all of her positions as director and officer of the Company.

Also effective on June 25, 2013, Mr. Vincent Loy Ghee Yaw was appointed as the Chief Executive Officer and director of the Board of the Company, Mr. Hee Chee Keong was elected as the Chief Financial Officer and director of the Board of the Company, and Mr. David Chuah was appointed as director of the Board of the Company.

Set forth below is the biographical information about the new executive officer and directors:

Name	Age	Position
Vincent Loy Ghee Yaw	39	Chief Executive Officer and Director

Hee Chee Keong	42	Chief Financial Officer and Director

David Chuah	41	Director

VINCENT LOY GHEE YAW

Dr. Vincent Loy Ghee Yaw, a Malaysian aged 39, obtained a Doctor of Business Administration (DBA) from United business Institutes, Belgium and Bachelor of Science from Campbell University in the United States, majoring in information System Engineering.

He has been more than sixteen-year experience in the network infrastructure and manages security industry in both local and regional organization. Dr. Loy’s forte is to use technology to impact business efficiency. He has also achieved a number of technical and management accreditations throughout his career. In 2006, he acquired Ariantec Sdn Bhd (“Ariantec”) and successfully listed the company in ACE Market of Bursa Malaysia on November 2009. He was a Managing Director of Ariantec until he resigned on March 2013.

HEE CHEE KEONG

Hee Chee Keong, a Malaysian aged 42, is a Chartered Accountant of the Malaysian Institute of Accountants. He is also a fellow member of Association of Chartered Certified Accountants (FCCA). He has more than eighteen-year working experience in both private and public companies.

During the course of his career, he was involved in various industries including IT, manufacturing, property development, construction, trading, retailing, leisure and entertainment, etc. Besides that, he also has hands-on experience on corporate exercise such as due diligence, IPOs, issuance of warrants, corporate and debt restructuring.

He was a Finance Director in a public listed company in Malaysia namely Global Soft (MSC) Berhad from 2004 to 2008, subsequently resigned as a non-executive director on June 2013.

DAVID CHUAH

David Chuah, aged 41, has sixteen-year experience in corporate finance and venture capital investments. He obtained a bachelor degree of Commerce, with concentration in Finance from University of Alberta in Canada. He had started his career in a Corporate Finance Department of a merchant bank in Kuala Lumpur, where he was involved in numerous Initial Public Offerings, Mergers and Acquisitions and other fund raising projects. After 3 years, he joined a venture capital department of a quasi-government company as a senior investment analyst. During that time, he was involved in investment evaluation as well as in seeking funds from external sources such as government agencies and foreign investment houses.  In 2002, he joined one of the largest integrated logistics company in Malaysia, Metroport Group Berhad. He was instrumental in negotiating, securing of contract and the setting up of the warehousing and distribution requirements for one of the largest mobile phone distribution companies in Malaysia. At present, he is an Adviser in Firesticks PE Sdn Bhd, a company involved in structuring debt and equity deals for expansionary companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 28, 2013	Blue Sun Media, Inc.

(Registrant)

By:	/s/ Hee Chee Keong
Name:	Hee Chee Keong
Title:	Chief Financial Officer